Exhibit 99.(a)(1)(E)

RACKABLE SYSTEMS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

CONFIRMATION OF RECEIPT OF NOTICE OF WITHDRAWAL

This confirms our receipt of your Notice of Withdrawal rejecting Rackable Systems’ Offer to Exchange Outstanding Options to Purchase Common Stock dated June 11, 2007 (the “Offer”) and nullifying your previously submitted Election Form. Please note that the Notice of Withdrawal completely withdraws you from the Offer and cannot be used to make changes to your previously submitted Election Form. If you would like to change your election with respect to particular options only, you should submit a new Election Form instead.

In addition, you may change your mind and re-accept the Offer by completing and delivering a new Election Form at any time prior to 5:00 p.m. Pacific Time on July 10, 2007. Blank Election Forms can be found on our employee intranet at http://collab.rackable.com/twiki/bin/view/Main/HumanResources and must be completed and delivered to Quoc Nguyen, Rackable Systems HR Generalist, according to their instructions.

You may email questions about the Offer to qnguyen@rackable.com or call (510) 933-8398.